EXHIBIT 3.(i).3

                        FILED
              IN THE OFFICE OF THE
SECRETARY OF STATE OF THE STATE
            STATE OF NEVADA
                          [stamp]

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                             (After Issuance of Stock)               Filed By:

APR 19, 1999                     IPVoice Communications, Inc.
No. C 3312-97                       Name of Corporation
/s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE
            [stamp]

     We, the undersigned Barbara S. Will, President, Chief Operating Officer and Chairperson and Anthony K. Welch, Executive Vice-President of Research & Development and Director of IPVoice Communications, Inc.

do hereby certify:

         That the Board of Directors of said corporation at a meeting duly convened, held on April 15, 1998, adopted a resolution to amend the original articles as follows:

Article 1 is hereby amended to read as follows:

     1.   The name of the corporation is: IPVC.com, Inc.

Article 3 is hereby reaffirmed and re-ratified except as follows:

     3.   Shares: (number of shares the corporation is authorized to issue)

     The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 50,000,000 shares of common stock having $.001 par value per share and 10,000,000 shares of preferred stock having $.001 par value per share. The preferred shares may be divided into series and will have the preferences, limitations and relative rights determined by the Board of Directors.

The corporation also adopts the following provision:

SPECIAL AUTHORITY OF BOARD OF DIRECTORS AND WAIVER OF DISSENTERS
RIGHTS

     The Board of Directors by a majority vote thereof shall be and are hereby authorized to enter into on behalf of the corporation and to bind the corporation without shareholder approval, any and all acts approving (a) the terms and conditions of a merger and/or a share exchange; and (b) divisions, combinations and/or splits of shares of any class or series of stock of the corporation, whether issued or unissued, with or without any change in the number of authorized shares; and shareholders affected thereby, shall not be entitled to dissenters rights with respect thereto under any applicable statutory dissenters rights provisions.


The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 14,347,758, that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Barbara S. Will
-----------------------------------
Barbara S. Will, President, COO and Chairperson

/s/ Anthony K. Welch
---------------------------------
Anthony K. Welch, V.P. of R&D and Director/Secretary

State of   Colorodo  }
                     } SS.
County of  Jefferson }

On April 16, 1999, personally appeared before me, a Notary Public, Barbara S. Will, who acknowledged that she executed the above instrument.

                                       /s/ Lillian M. Vader
                                       -----------------------------
                                       Signature of Notary

(Notary Stamp or Seal)